EXHIBIT 10(g)

AGREEMENT TO PURCHASE STOCK

AGREEMENT made this      day of                     , 1988, between FRISCH HAMILTON WEST, INC., an Ohio corporation (hereinafter called the “Corporation”), PAMELA H. FITZGEARLD, MELANIE H. BARLOH, JEFFREY K. HEINICHEN, DEBORAH H. WALDRIP, AMY H. HEINICHEN AND BRUCE G. HEINICHEN (hereinafter called “Shareholder” or “Shareholders”), and FRISCH’S RESTAURANTS, INC., an Ohio corporation (hereinafter called “Frisch”).

WHEREAS, the Shareholders are the holders of all the issued and outstanding shares of the Corporation (the “Shares”). The term “Shares” shall also include Voting Trust Certificates which evidence beneficial ownership of Shares.

WHEREAS, the Shareholders desire to promote their mutual interests and the interest of the Corporation by imposing certain restrictions and obligations on themselves, the Corporation, and the Shares.

IT IS, THEREFORE, AGREED:

1.	Restrictions on Shares. None of the Shares of any Shareholder nor any right, title, or interest therein whether now owned or hereafter acquired, shall be sold, assigned, transferred by gift, bequest or otherwise pledged, or otherwise disposed of or encumbered, except as permitted under the terms of this Agreement. Any other disposition or encumbrance of Shares shall be void.

2.	Transfer During a Shareholder’s Lifetime. A Shareholder desiring to transfer part or all of his/her Shares during his/her lifetime, is hereby obligated to sell such Shares to the Corporation and the Corporation is hereby obligated to purchase such Shares at such price and upon such terms as are more particularly set forth in Paragraph 4 hereof.

3.	Transfer Upon a Shareholder’s Death. Upon the death of a Shareholder, his/her estate shall be obligated to sell all of his/her Shares to the Corporation and the Corporation is hereby obligated to purchase such Shares at such price and upon such terms as are more particularly set forth in Paragraph 4 hereof.

4.	Price, Terms and Conditions. A Shareholder desiring to sell part or all of his/her Shares shall notify the Corporation in writing of the exact number of Shares to be sold and a closing shall take place within thirty (30) days thereof. The closing of the sale of Shares from a deceased Shareholder or his/her estate shall take place within thirty (30) days of the appointment of the personal representative but in no event more than ninety (90) days from the date of death.

The purchase price shall be an amount equal to the book value of said Shares determined by the Corporation’s accountants based upon generally accepted accounting principles consistently applied and determined as of the end of the month immediately prior to the closing.

The full purchase price shall be evidenced by the Corporation’s promissory note which shall be amortized by quarterly payments commencing with the next normal distrubution to Shareholders after the closing. Each payment shall be an amount equal to: the Corporation’s estimated earnings for such quarter (computed without reduction for any interest expense paid or accrued on account of promissory notes arising out of the purchase of Shares by the Corporation); multiplied by a fraction a/b where “a” is the number of Shares purchased and “b” is the sum of the number of Shares issued and outstanding plus the number of Shares purchased by the Corporation for which promissory notes are still outstanding. The final payment on said promissory note shall be made when the amount available for payment (as described above) equals or exceeds the remaining principal amount of the note plus accrued and unpaid interest. The final payment shall be equal to the balance on the note then due. In no event shall the payments on the promissory note for any year be less than the interest due and payable on such note.

Interest on the unpaid principal amount shall be paid at the minimum quarterly treasury rate as set forth in Sections 1272-1274 of the Internal Revenue Code, or as such may be subsequently amended.

The principal upon such promissory note may be prepaid in whole or in part at any time without penalty.

The amount of cash distributed to the remaining Shareholders of the Corporation during any quarter in which one or more promissory notes are outstanding, shall not exceed the estimated earnings for such quarter, reduced by the principal and interest payments made for the quarter in payment of the promissory notes.

5.	Sole Remaining Shareholder. At such time as the Corporation has only one Shareholder and such Shareholder desires to sell part or all of the Shares of stock owned by him/her in the Corporation, he/she shall be obligated to sell such Shares to Frisch and Frisch shall be obligated to acquire such Shares. The purchase price shall be determied upon the same formula as set forth in Paragraph 4 hereof, and the purchase price shall be paid in cash. The closing shall take place thirty (30) days after such Shareholder has notified Frisch in writing of the exact number of Shares which he/she desires to sell.

Upon the death of the last remaining Shareholder, his/her estate shall be obligated to sell all of such Shares of stock in the Corporation to Frisch and Frisch shall be obigated to purchase all of such Shares for cash on the same formula as set forth in Paragraph 4 hereof. The closing shall take place within thirty (30) days of the appointment of the personal representative, but in no event more than ninety (90) days from the date of death.

Should Frisch, nor any successor thereto, be in existence at such time, the restrictions placed upon the remaining Shareholder or his/her estate shall terminate and the remaining Shareholder or his/her estate shall be free to transfer such Shares to any other party.

6.	Endorsement on Stock Certificates. Upon the execution of this Agreement, the certificates for Shares subject hereto shall be surrendered to the Corporation and endorsed as follows:

“The Shares represented by this certificate are subject to, and are transferable only on compliance with an Agreement dated             , 1988, among the Corporation, its Shareholders and Frisch’s Restaurants, Inc., a copy of which is on file with the office of the Secretary of the Corporation.”

After endorsement, the certificates shall be returned to the Shareholders, who shall, subject to the terms of this Agreement, be entitled to exercise all rights of ownership of such Shares. All Shares of the corporation hereafter issued to any of the Shareholders shall bear the same endorsement.

7.	Terms of Agreement. The term of this Agreement shall commence on the date hereof and shall continue until such time as the parties hereto agree by unanimous consent, in writing, to modify or terminate this Agreement.

8.	Specific Performance. The parties hereto agree that it is impossible to measure in money the damages, which will accrue to a party hereto by a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto shall have an action or proceeding instituted against him, her or it in connection with this Agreement, he, she or it hereby waives the claim or defense therein that the party bringing such action has an adequate remedy at law and such persons shall not urge in any action or proceeding the claim or defense that in any such action or procedure the claim or defense that in any such action or procedure the claim or defense that such remedy at law exists.

9.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

10.	Governing Law: Jurisdiction. The parties hereto agree that this Agreement shall be governed by laws of the State of Ohio. The parties agree that any action shall be brought only in the courts of Hamilton County, Ohio, and each party hereto consents to the jurisdiction of the courts of Hamilton County, Ohio.

11.	Benefit. This Agreement shall be binding upon and shall operate for the benefit of the Corporation, Frisch, the Shareholders, and their respective heirs, successors, assigns and personal representatives, and upon any transferee who has received any Shares in accordance with the provisions of this Agreement, and the heirs, successors, assigns, and personal representatives of such transferee, and shall be binding upon any transferee and the heirs, successors, assigns and personal representatives of such person.

12.	Necessary Documents. If under the terms of this Agreement the Shares of any Shareholder are redeemed by the Corporation or sold to Frisch, such Shareholder, or the legal representative of such Shareholder, shall execute and deliver all necessary documents and take all other necessary actions that may be reasonably required for accomplishing a complete transfer of such Shares free, clear and unencumbered. In order to expedite such transfer, the Shareholders hereby appoint Jack C. Maier, or such successor as the Board of Directors of Frisch’s Restaurants, Inc. may appoint, as attorney-in-fact with authorization to execute all requisite documents.

IN WITNESS WHEREOF, the parties have signed this agreement on the     19th     day of February, 1988

FRISCH WEST CHESTER, INC.

By:	/s/ Jack C. Maier
Jack C. Maier, President

/s/ Pamela H. Fitzgearld
Pamela H. Fitzgearld

/s/ Melanie H. Barloh
Melanie H. Barloh

/s/ Jeffrey K. Heinchen
Jeffrey K. Heinichen

/s/ Deborah H. Waldrip
Deborah H. Waldrip

/s/ Amy H. Heinechen
Amy H. Heinichen

/s/ Bruce G. Heinichen
Bruce G. Heinichen

FRISCH’S RESTAURANTS, INC.

By:	/s/ Jack C. Maier
Jack C. Maier, President

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